UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2026

ELVICTOR GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-56508	84-3868118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Vari, Attica, Greece

(Address of principal executive offices)

+1 877 374 4196

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 11, 2026, Elvictor Group, Inc. (the "Company") announced the appointment of Mr. Theocharis Vasilakis as Chief Technology Officer ("CTO") of the Company, effective June 11, 2026. Mr. Vasilakis will report directly to the Chief Executive Officer and will be responsible for overseeing the Company’s technology strategy, digital transformation initiatives, artificial intelligence and machine learning infrastructure, software engineering operations, and the advancement of the Company’s proprietary technology platforms across its global marine and inspection services operations.

Background and Qualifications of Mr. Theocharis Vasilakis

Mr. Theocharis Vasilakis, age 26, brings a multidisciplinary background spanning artificial intelligence engineering, full-stack software development, and technology entrepreneurship to his role as Chief Technology Officer of Elvictor Group, Inc. Mr. Vasilakis earned a degree in Electrical Engineering and Computer Science from the Technical University of Crete (TUC) in 2023, where he focused on machine learning, big data, and advanced systems architecture, developing strong analytical and problem-solving capabilities grounded in mathematics, algorithms, and system design principles.

Since June 2025, Mr. Vasilakis has served as a co-founder and AI Engineer of Hermetica, an AI-native, fully agentic board of directors intelligence platform focused on delivering institutional-grade intelligence solutions to family offices. Hermetica was selected as a top-five finalist in the Panathenea 2025 competition and received sponsorship from OpenAI in collaboration with the Greek Government and Endeavor. In this capacity, Mr. Vasilakis has gained deep expertise in cutting-edge agentic retrieval-augmented generation (RAG) systems, advanced retrieval engines, and agent memory architecture. Concurrently, since March 2025, Mr. Vasilakis has served as a Software Engineer at European Dynamics S.A., a recognized leader in international digital transformation projects of governmental scope, where he has served as a full-stack engineer with autonomous responsibility for large-scale, high-security governance projects. From September 2022 to February 2025, Mr. Vasilakis founded and operated Spartan Health, a direct-to-consumer e-commerce brand targeting the United States market, through which he grew the business to over 5,000 customers and generated in excess of €500,000 in gross revenue within two years, demonstrating his ability to independently build, scale, and manage technology-driven commercial operations. From January 2022 to July 2022, Mr. Vasilakis served as a Full-Stack Software Engineer at OpenBet Hellas S.A. (S.G. Digital), a global leader in lottery and sports betting technology, specializing in React and Redux-based front-end development. From September 2020 to December 2021, Mr. Vasilakis served as Professional Amazon Seller Account Manager at FOODSNGOODS O.E., an e-commerce company engaged in the export of traditional Greek products to North American markets. Under his management, the company’s Amazon account gross income increased by 35%, reaching approximately €450,000 per year, while average profit margin per sale improved from 10% to 20%, resulting in a 2.7x improvement in bottom-line revenue.

Mr. Vasilakis’s technical competencies include the design and deployment of advanced agentic systems and RAG pipelines using LangChain and custom infrastructure; full-stack development in Spring Boot, JavaScript, Python, and Go; machine learning model training utilizing PyTorch; and proficiency in containerization (Docker), orchestration (Kubernetes), and CI/CD pipeline management. He has invested over 1,000 hours in the practical application of AI coding agents, including Claude Code and OpenAI Codex, and maintains a deep understanding of their operational capabilities and limitations. Mr. Vasilakis also served as the sole developer of "Track on Build," a full-featured construction project tracking platform with dual intra-company and customer-facing capabilities, developed for a major Greek construction company and brought to production within four months. The application was deployed across iOS, Android, and web, and was built using Flutter and Firebase.

The Company is not aware of any family relationship between Mr. Vasilakis and any director or executive officer of the Company, nor of any transaction between Mr. Vasilakis and the Company that would require disclosure under Item 404(a) of Regulation S-K. The compensation arrangements with Mr. Vasilakis have not yet been established.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated June 11, 2026, issued by Elvictor Group, Inc., announcing the appointment of Mr. Theocharis Vasilakis as Chief Technology Officer.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELVICTOR GROUP, INC.

Date: June 11, 2026	By:	/s/ Konstantinos Galanakis
Konstantinos Galanakis, Chief Executive & Financial Officer

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